                                                                    Exhibit 10.2

               AMENDMENT TO THE EXCLUSIVE PATENT LICENSE AGREEMENT BETWEEN IRISYS RESEARCH & DEVELOPMENT, LLC AND THE
                 CENTER FOR NEUROLOGIC STUDY DATED APRIL 2, 1997

      This Amendment, dated April 11, 2000, is entered into by IriSys Research & Development, LLC (Licensee), and the Center for Neurologic Study (Licensor).

                                    RECITALS

      WHEREAS, IriSys Research & Development, LLC (IriSys) and the Center for Neurologic Study (CNS) entered into an Exclusive Patent License Agreement, dated April 2, 1997, whereby Licensor granted IriSys the exclusive license and rights to the "LICENSED PATENTS" as defined in that agreement and;

      WHEREAS, IriSys desires to sublicense its exclusive license and rights to the "Licensed Patents" to a third-party entity and;

      WHEREAS, such third-party entity will desire a worldwide sublicense to the "Licensed Patents" before committing substantial financial resources to develop and commercialize the "Licensed Patents" and;

      WHEREAS, the underlying Exclusive Patent License Agreement between IriSys and Licensor contains certain provisions which require amendment to provide a prospective third-party entity with sufficient confidence to commit the financial resources necessary to develop and commercialize the "Licensed Patents".

      NOW, THEREFORE, IriSys and Licensor, hereby amend the Exclusive Patent License Agreement dated April 2, 1997 pursuant to Paragraph 13.8 of that Agreement as follows:

      1.    Paragraph 2.1 shall substitute "World" for the United States.

      2. Paragraph 2.2 shall eliminate the word "partial" from the term "partial consideration" and eliminate from (b) "that have not expired at the time of the receipt of such Net Revenues."

      3. Paragraph 4 shall add the following: Notwithstanding the above, Licensor agrees that IriSys may share any proprietary information relating to this Agreement or the Licensed Patents with any prospective third-party licensee of the "Licensed Patents" providing such third party agrees in writing to be bound by the disclosure restrictions of this paragraph. The disclosure restrictions of this paragraph shall not apply to proprietary information which is reasonably required to obtain funding or governmental approval for the development and commercialization of the "Licensed Patents."

      4. Paragraph 5 will be revised to replace the first three sentences as follows: Licensee or its sublicensees retains the sole right and discretion to file and prosecute any foreign or US patent applications and maintain patents relating to the Licensed Patents or any improvements made by Licensor. Licensee or its sublicensees will provide any status reports or other information relating to patents or patent applications that Licensor requests in writing. Unless agreed otherwise in writing, in advance, Licensor will not file, apply for or prosecute any foreign patents corresponding to the Licensed Patents. Furthermore, Licensor agrees that any improvements to the technology expressly claimed by the Licensed Patents shall be included in the exclusive license granted to IriSys under this Agreement although ownership of such improvements shall remain with the Licensor.

      5. Paragraph 6.1 shall add the following: In the event there is a dispute regarding the amount of payment due, such dispute shall be resolved in accordance with Paragraph 13.9 and the exclusive license granted by this Agreement shall not be terminated pending resolution of the dispute. The foregoing sentence shall apply, however, only provided IriSys has actually been paid by its sublicensee or has otherwise received the sums in dispute; and only provided the dispute is between IriSys and Licensor. In addition, if IriSys has actually been paid by its sublicensee or has otherwise received the sums in dispute, IriSys shall forthwith place the disputed sums in escrow, at a place acceptable to Licensor, pending resolution of the dispute.

      6. Paragraph 6.3 shall eliminate the following sentence: "In the event of any expiration or termination of this Agreement, the rights and licenses granted Licensee under this Agreement will terminate but all other provisions of this Agreement will continue in accordance with their terms."

      In lieu of the above sentence the following provision is hereby added: In the event there is a dispute regarding any breach of this Agreement, material or otherwise, including but not limited to expiration or termination disputes, such dispute shall be resolved in accordance with Paragraph 13.9 of this Agreement and the exclusive license and rights granted Licensee under this Agreement shall continue in full force and effect pending final resolution of such dispute.

      7. Paragraph 6.4 shall read: Notwithstanding any other provision of this Agreement, Licensee shall be considered to have committed an event of default, and Licensor shall have the right to declare that this Agreement and the license granted hereunder are terminated (which declaration of termination shall not be effective until there is a resolution of any disputes on the subject of termination pursuant to arbitration in accordance with Paragraph 13.9).

      8. Paragraph 6.4.1 shall read: Licensee warrants, represents, and covenants that it will undertake all reasonable efforts to obtain from its Sublicensee a development plan that requires the Sublicensee's commercially reasonable efforts to expeditiously develop and commercialize the Licensed Products. Further, Licensee will use commercially reasonable efforts to monitor the implementation and progress of the development plan to attempt to obtain maximum commercial advantage and timely payment of any sums due Licensor. Licensee will, from time to time and as appropriate, provide the Licensor with updates on both the Sublicensee's development plan and the progress made against that plan.

      9.    Paragraph 6.4.2 is hereby eliminated in its entirety.

      10. Paragraph 6.5 will be added as follows: Survival of Sublicenses. In the event of termination of this Agreement, no subsisting sublicense granted therefore by Licensee pursuant to this Agreement will thereupon terminate, unless such effect is desired by the sublicensee, but will instead become a direct license as between Licensor and the party sublicensed. Licensee will include this survival provision in substantial form and legal effect, in any sublicense agreement between itself and any sublicensee.

      11. Paragraph 8 shall add the following: Notwithstanding the above, Licensor agrees that IriSys may sublicense the "Licensed Patents" and any incidental rights thereto, to a third-party sublicensee by giving ten (10) days prior written notice before signing the sublicense agreement. In the event there is a material dispute arising out of this Agreement such sublicensee shall have standing as a real party in interest to participate in any arbitration commenced under Paragraph 13.9 of this Agreement. Any party initiating arbitration under this Agreement shall give the same notice to the sublicensee as required of a third party to this Agreement. Notwithstanding the foregoing, before the sublicensee is permitted to participate in any arbitration, the sublicensee shall agree in writing to be bound by the terms of Paragraph 13.9 of this Agreement; and also to be bound by the arbitrators' decision in all respects.

      12. Paragraph 13.1 shall insert the phrase: "as amended herein" between the words "Agreement" and "Licensee."

      13. 13.3 shall be revised as follows: Licensee shall indemnify and hold harmless Licensor and their employees and officers and their respective successors, heirs and assigns, from any action, claim or liability, including, without limitation, liability for death, personal injury, or property damages arising directly or indirectly from Licensee's possession, distribution or other use of Licensed Products under this Agreement and/or from Licensee's publication or distribution of test reports, data and other information relating to Licensed Products.

      14. Paragraph 14 entitled Additional Amended Provisions shall be added to the Agreement as follows:

            14.1 As of the Effective Date of this Amendment, the parties agree that there is no dispute between them pertaining to the "Licensed Patents".

            14.2 Schedule A of the Agreement shall be expanded to include all Licensor patents, foreign or United States, which directly relate to the subject matter contained in each of the five (5) Licensed Patents including, without limitation, United States Patent 5,863,927 issued January 26, 1999 entitled, "Dextromethorphan and an Oxidase Inhibitor for Treating Intractable Conditions" and United States Patent Application Number 09/471,060, filed December 22, 1999, entitled, "Dextromethorphan and Oxidase Inhibitor for Weaning Patients from Narcotics and Anti-Depressants."

            14.3 All provisions of the Patent License Agreement between the parties dated April 2, 1997 not in conflict with this Amendment shall remain in full force and effect.

            14.4 Should any conflict arise regarding the interpretation of any provision of the April 2, 1997 Agreement and any provision of this Agreement, this Amendment provision shall supersede the Agreement provision.

      The parties herein, by subscribing to this Amendment hereby signify their consent to this Amendment.

                                             IRISYS RESEARCH & DEVELOPMENT, LLC
                                             (LICENSEE)

                                             By: Gina M. Stack
                                                 _______________________________

                                             Date: April 11, 2000
                                                  ______________________________

                                             THE CENTER FOR NEUROLOGIC STUDY
                                             (LICENSOR)

                                             By: Richard A. Smith
                                                ________________________________

                                             Date: April 11, 2000
                                                  ______________________________